                                                             Exhibit 99.1

                              CIBER, INC.

         INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
                                                                         -----
Independent Auditors' Report                                               2

Supplemental Consolidated Statements of Operations
Years ended June 30, 1995, 1996 and 1997                                   3

Supplemental Consolidated Statements of Operations (unaudited)
Three and six months ended December 31, 1996 and 1997                      4

Supplemental Consolidated Balance Sheets
June 30, 1996 and 1997 and December 31, 1997 (unaudited)                   5

Supplemental Consolidated Statements of Shareholders' Equity
Years ended June 30, 1995, 1996 and 1997 and six months
ended December 31, 1997 (unaudited)                                        6

Supplemental Consolidated Statements of Cash Flows
Years ended June 30, 1995, 1996 and 1997                                   7

Supplemental Consolidated Statements of Cash Flows
Six months ended December 31, 1996 and 1997 (unaudited)                    8

Notes to Supplemental Consolidated Financial Statements                    9

                       INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
CIBER, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the March 2, 1998 mergers of Advanced Systems Engineering, Inc. and Computer Resource Associates, Inc., with CIBER, Inc., which have been accounted for as poolings of interests as described in Note 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation of the mergers. However, they will become the historical consolidated financial statements of CIBER, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combinations.




                                        KPMG PEAT MARWICK LLP



Denver, Colorado
March 27, 1998

                            CIBER, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEARS ENDED JUNE 30, 1995, 1996 AND 1997


IN THOUSANDS, EXCEPT PER SHARE DATA               1995       1996      1997
                                                --------   --------  --------
Consulting services                             $166,343   $222,030  $310,080
Product sales                                     31,219     29,734    47,101
                                                --------   --------  --------
   Total revenues                                197,562    251,764   357,181
                                                --------   --------  --------
Cost of consulting services                      112,644    151,351   207,749
Cost of product sales                             25,461     24,280    40,094
Selling, general and administrative expenses      45,423     56,277    74,930
Amortization of intangible assets                  1,395      1,795     3,087
Merger costs                                       1,075        901     1,218
                                                --------   --------  --------
   Operating income                               11,564     17,160    30,103
Interest and other income                            200      1,009     1,311
Interest expense                                    (326)      (275)     (311)
                                                --------   --------  --------
   Income before income taxes                     11,438     17,894    31,103
Income tax expense                                 3,806      5,621    12,667
                                                --------   --------  --------
   Net income                                   $  7,632   $ 12,273  $ 18,436
                                                --------   --------  --------
                                                --------   --------  --------

Pro forma information (unaudited) (Note 1(k)):
   Historical net income                        $  7,632   $ 12,273  $ 18,436
   Pro forma adjustment to income tax expense       (815)    (1,469)      101
                                                --------   --------  --------
   Pro forma net income                         $  6,817   $ 10,804  $ 18,537
                                                --------   --------  --------
                                                --------   --------  --------
   Pro forma income per share - basic           $    .19   $    .28  $    .44

   Pro forma income per share - diluted         $    .17   $    .26  $    .41

Weighted average shares - basic                   35,132     38,821    42,475

Weighted average shares - diluted                 39,094     42,292    45,194


Restated for poolings of interests through March 2, 1998 (see Note 3) and for the stock split payable March 31, 1998.

See accompanying notes to supplemental consolidated financial statements.

                            CIBER, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (UNAUDITED)



                                                  THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      DECEMBER 31,        DECEMBER 31,
                                                  ------------------  ----------------------
IN THOUSANDS, EXCEPT PER SHARE DATA                 1996      1997      1996       1997
                                                  --------  --------  --------   --------
Consulting services                               $72,211   $108,089  $138,492   $207,962
Product sales                                      10,530     15,115    20,594     27,771
                                                  --------  --------  --------   --------
     Total revenues                                82,741    123,204   159,086    235,733
                                                  --------  --------  --------   --------
Cost of consulting services                        49,152     70,870    93,769    136,449
Cost of product sales                               8,768     12,688    17,134     23,312
Selling, general and administrative expenses       18,282     25,736    34,958     50,328
Amortization of intangible assets                     687        970     1,289      1,908
Merger costs                                          596      1,573     1,218      2,187
                                                  --------  --------  --------   --------
     Operating income                               5,256     11,367    10,718     21,549
Interest and other income                             361        403       643        758
Interest expense                                     (107)       (58)     (164)      (144)
                                                  --------  --------  --------   --------
     Income before income taxes                     5,510     11,712    11,197     22,163
Income tax expense                                  2,388      6,248     5,396     10,515
                                                  --------  --------  --------   --------
     Net income                                   $ 3,122   $  5,464  $  5,801   $ 11,648
                                                  --------  --------  --------   --------
                                                  --------  --------  --------   --------
Pro forma information (Note 1(k)):
     Historical net income                        $ 3,122   $  5,464  $  5,801   $ 11,648
     Pro forma adjustment to income tax expense       165      1,035       771        881
                                                  --------  --------  --------   --------
     Pro forma net income                         $ 3,287   $  6,499  $  6,572   $ 12,529
                                                  --------  --------  --------   --------
                                                  --------  --------  --------   --------
     Pro forma income per share - basic           $  0.08   $   0.14  $   0.16   $   0.28

     Pro forma income per share - diluted         $  0.07   $   0.13  $   0.15   $   0.26

Weighted average shares - basic                    41,718     45,720    41,538     45,365

Weighted average shares - diluted                  44,726     48,218    44,460     47,821


Restated for poolings of interests through March 2, 1998 (see Note 3) and for the stock split payable March 31, 1998.

See accompanying notes to supplemental consolidated financial statements.

                             CIBER, INC. AND SUBSIDIARIES
                      SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS



                                                                                     (UNAUDITED)
                                                                     JUNE 30,        DECEMBER 31,
                                                                 ------------------  ------------
IN THOUSANDS, EXCEPT SHARE DATA                                    1996      1997       1997
                                                                 --------  --------  ------------
ASSETS
Current assets:
  Cash and cash equivalents                                       $20,802  $ 25,854  $ 26,518
  Investments                                                         604     1,984       880
  Accounts receivable                                              50,476    66,375    86,895
  Inventories                                                       2,269       917       917
  Prepaid expenses and other assets                                 1,227     2,089     4,606
  Deferred income taxes                                               417     4,160       -
                                                                  -------  --------  --------
    Total current assets                                           75,795   101,379   119,816
                                                                  -------  --------  --------
 Property and equipment, at cost                                    9,415    14,839    19,461
 Less accumulated depreciation and amortization                    (4,814)   (6,758)   (9,275)
                                                                  -------  --------  --------
    Net property and equipment                                      4,601     8,081    10,186
                                                                  -------  --------  --------
 Intangible assets, net                                            12,801    34,383    33,025
 Deferred income taxes                                                458     1,112     1,390
 Other assets                                                       1,411     1,689     1,701
                                                                  -------  --------  --------
    Total  assets                                                 $95,066  $146,644  $166,118
                                                                  -------  --------  --------
                                                                  -------  --------  --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank revolving lines of credit                                  $ 1,150  $  1,550  $    -
  Notes payable                                                       391     1,809       -
  Trade payables                                                    8,140     6,190     6,202
  Accrued compensation and payroll taxes                            9,627    13,957    18,899
  Other accrued expenses and liabilities                            6,111     7,115     8,828
  Income taxes payable                                                718     2,104     1,011
  Deferred income taxes                                             1,729     1,214       983
                                                                  -------  --------  --------
    Total current liabilities                                      27,866    33,939    35,923
 Notes payable,  net of current portion                               260       975        50
 Long-term acquisition costs payable                                  200       100       -
                                                                  -------  --------  --------
    Total liabilities                                              28,326    35,014    35,973
                                                                  -------  --------  --------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares                  -         -         -
        authorized, no shares issued
  Common stock, $0.01 par value, 80,000,000 shares
        authorized, 41,288,000, 44,128,000 and 45,939,000
        shares issued and outstanding                                 413       441       459
  Additional paid-in capital                                       37,366    68,710    78,167
  Retained earnings                                                28,961    42,479    51,519
                                                                  -------  --------  --------
    Total shareholders' equity                                     66,740   111,630   130,145
                                                                  -------  --------  --------
    Total liabilities and shareholders' equity                    $95,066  $146,644  $166,118
                                                                  -------  --------  --------
                                                                  -------  --------  --------



Restated for poolings of interests through March 2, 1998 (see Note 3) and for the stock split payable March 31, 1998.

See accompanying notes to supplemental consolidated financial statements.

                         CIBER, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1995, 1996 AND 1997 AND SIX MONTHS ENDED DECEMBER 31, 1997
                                    (UNAUDITED)



                                                              COMMON STOCK      ADDITIONAL                 TOTAL
                                                            ----------------      PAID-IN    RETAINED   SHAREHOLDERS'
IN THOUSANDS                                                SHARES    AMOUNT     CAPITAL     EARNINGS     EQUITY
                                                            ------   -------    ----------   --------   -------------
BALANCES AT JULY 1, 1994                                    17,536      $176     $12,009      $15,625    $ 27,810
Retroactive effect of March 1998 two-for-one stock split    17,536       175        (175)           -           -
                                                            -------   ------     -------      -------    ---------
BALANCES AT JULY 1, 1994 - RESTATED FOR STOCK SPLIT         35,072       351      11,834       15,625      27,810
                                                            -------   ------     -------      -------    ---------
Employee stock purchases and options exercised                 204         2         130            -         132
Acquisition                                                     48         -         100            -         100
Sale of common stock by merged companies                         -         -         101            -         101
Tax benefit from exercise of stock options                       -         -         422            -         422
Termination of S corporation tax status of merged company        -         -         854         (854)          -
Reversal of deferred compensation liability                      -         -          86            -          86
Compensation expense related to stock options                    -         -          19            -          19
Net income                                                       -         -           -        7,632       7,632
Distributions by merged companies                                -         -           -       (2,887)     (2,887)
                                                            -------   ------     -------      -------    ---------
BALANCES AT JUNE 30, 1995                                   35,324       353      13,546       19,516      33,415
Public offering, net of offering costs of $1,532             3,824        38      18,952            -      18,990
Employee stock purchases and options exercised               1,344        14       1,234            -       1,248
Acquisition                                                     48         -         100            -         100
Sale of common stock by merged companies                       748         8          36           (8)         36
Tax benefit from exercise of stock options                       -         -       2,643            -       2,643
Termination of S corporation tax status of merged company        -         -         736         (736)          -
Compensation expense related to stock options                    -         -         119            -         119
Net income                                                       -         -           -       12,273      12,273
Distributions by merged companies                                -         -           -       (2,084)     (2,084)
                                                            -------   ------     -------      -------    ---------
BALANCES AT JUNE 30, 1996                                   41,288       413      37,366       28,961      66,740
Public offering, net of offering costs of $1,390             1,220        12      16,915            -      16,927
Employee stock purchases and options exercised               1,432        14       3,316            -       3,330
Acquisitions                                                   186         2       2,567            -       2,569
Sale of common stock by merged companies                         -         -          77            -          77
Tax benefit from exercise of stock options                       -         -       6,366            -       6,366
Termination of S corporation tax status of merged companies      -         -       2,041       (2,041)          -
Compensation expense related to stock and stock options          2         -          62            -          62
Net income                                                       -         -           -       18,436      18,436
Distributions by merged companies                                -         -           -       (2,176)     (2,176)
Adjustment to conform year end of merged companies               -         -           -         (701)       (701)
                                                            -------   ------     -------      -------    ---------
BALANCES AT JUNE 30, 1997                                   44,128       441      68,710       42,479     111,630
Note payable paid with stock                                    51         1       1,104            -       1,105
Employee stock purchases and options exercised                 702         7       2,917            -       2,924
Acquisition                                                     48         -         100            -         100
Immaterial poolings of interests                             1,009        10         347        1,290       1,647
Tax benefit from exercise of stock options                       -         -       2,964            -       2,964
Termination of S corporation tax status of merged companies      -         -       1,985       (1,985)          -
Compensation expense related to stock and stock options          1         -          40            -          40
Net income                                                       -         -           -       11,648      11,648
Distributions by merged companies                                -         -           -       (1,913)     (1,913)
                                                            -------   ------     -------      -------    ---------
BALANCES AT DECEMBER 31, 1997                               45,939      $459     $78,167      $51,519    $130,145
                                                            -------   ------     -------      -------    ---------
                                                            -------   ------     -------      -------    ---------

Restated for poolings of interests through March 2, 1998 (see Note 3) and for the stock split payable March 31, 1998.

See accompanying notes to supplemental consolidated financial statements.

                            CIBER, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                      YEARS ENDED JUNE 30, 1995, 1996 AND 1997



IN THOUSANDS                                           1995     1996      1997
                                                     -------- --------  --------
OPERATING ACTIVITIES:
 Net income                                           $7,632   $12,273   $18,436
 Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                    2,252     3,141     5,668
      Deferred income taxes                              557      (686)     (859)
      Other                                                5       119        32
      Changes in operating assets and liabilities,
        net of the effect of acquisitions:
         Accounts receivable                          (8,455)  (13,461)  (12,217)
         Inventories                                   1,576    (1,026)    1,927
         Other current and long-term assets             (606)   (1,094)   (1,637)
         Trade payables                               (1,237)    1,970    (3,849)
         Accrued compensation and payroll taxes        2,840        63     3,618
         Other accrued expenses and liabilities          272     1,801      (254)
         Income taxes payable                            762     1,395     3,866
                                                      -------  --------   --------
          Net cash provided by operating activities    5,598     4,495    14,731
                                                      -------  --------  --------
INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired                   (4,948)   (1,725)  (19,290)
 Purchases of property and equipment                  (2,154)   (2,241)   (5,467)
 Purchases of investments                               (446)      (34)   (2,039)
 Sales of investments                                  3,960       -       1,111
                                                     -------  --------  --------
          Net cash used in investing activities       (3,588)   (4,000)  (25,685)
                                                     -------  --------  --------
FINANCING ACTIVITIES:
 Proceeds from sales of common stock, net                233    20,274    20,334
 Net borrowings (payments) on bank lines of credit     4,176    (5,200)   (1,568)
 Payments on notes payable                               (55)     (519)   (1,507)
 Borrowings on notes payable                             600       460     1,344
     Distributions by merged companies                (2,887)   (2,084)   (2,176)
                                                     -------   -------   --------
          Net cash provided by financing activities    2,067    12,931    16,427
                                                     -------   -------   --------
          Net increase in cash and cash equivalents    4,077    13,426     5,473
 Cash and cash equivalents, beginning of year          3,299     7,376    20,802
 Adjustment to conform fiscal year of merged
          companies                                      -         -        (421)
                                                     -------  --------  --------
 Cash and cash equivalents, end of year               $7,376   $20,802   $25,854
                                                     -------  --------  --------
                                                     -------  --------  --------

Restated for poolings of interests through March 2, 1998 (see Note 3).

See accompanying notes to supplemental consolidated financial statements.

                            CIBER, INC. AND SUBSIDIARIES
                  SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      SIX MONTHS ENDED DECEMBER 31,
                                                      -----------------------------
IN THOUSANDS                                               1996           1997
                                                      -------------  --------------
OPERATING ACTIVITIES:
  Net income                                             $ 5,801       $11,648
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                          2,276         4,063
    Deferred income taxes                                    874        (1,636)
    Other                                                      2            29
    Changes in operating assets and liabilities,
     net of the effects of acquisitions:
       Accounts receivable                                (5,056)      (15,018)
       Inventories                                           268           -
       Other current and long-term assets                 (2,075)       (3,000)
       Trade payables                                        730        (1,674)
       Accrued compensation and payroll taxes                540         3,520
       Other accrued expenses and liabilities                987         1,659
       Income taxes payable                                  532         6,704
                                                      -------------  --------------
         Net cash provided by operating activities         4,879         6,295
                                                      -------------  --------------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired                      (6,071)          -
  Purchases of property and equipment                     (2,742)       (4,194)
  Purchases of investments                                  (353)         (905)
  Sales of investments                                       275           815
                                                      -------------  --------------
         Net cash used in investing activities            (8,891)       (4,284)
                                                      -------------  --------------
FINANCING ACTIVITIES:
  Proceeds from sales of common stock, net                 1,116         2,924
  Net payments on bank lines of credit                    (1,554)       (1,985)
  Payments on notes payable                               (1,120)       (1,982)
  Borrowings on notes payable                                449           239
  Distributions by merged company                         (1,204)         (543)
                                                      -------------  --------------
         Net cash used in financing activities            (2,313)       (1,347)
                                                      -------------  --------------

         Net increase (decrease) in cash and cash
             equivalents                                  (6,325)          664
  Cash and cash equivalents, beginning of period          20,802        25,854
  Adjustment to conform fiscal year of merged companies     (421)          -
                                                      -------------  --------------
  Cash and cash equivalents, end of period               $14,056       $26,518
                                                      -------------  --------------
                                                      -------------  --------------

Restated for poolings of interests through March 2, 1998 (see Note 3).

See accompanying notes to supplemental consolidated financial statements.

                            CIBER, INC. AND SUBSIDIARIES
              NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                            JUNE 30, 1995, 1996 AND 1997

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

CIBER, Inc. and Subsidiaries ("CIBER" or the "Company") is a nationwide provider of information technology consulting services, including application software staff supplementation, management consulting for "business/IT" problems, package software implementation services, system life-cycle project responsibility, millennium date change conversion services, and networking procurement and engineering services. At March 2, 1998, CIBER had approximately 4,000 consultants operating out of over 60 branch offices in over 20 states plus Canada.

The Company's CIBER Information Services ("CIS") Division provides application software development and maintenance services and, through its CIBR2000 Division, millenium date change solutions. The CIBER Solutions Division is comprised of the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution software systems, primarily for client/server
networks.   A substantial portion of BIT's revenues are derived from
assisting clients implementing PeopleSoft, Inc. software.   CNSI provides a
wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance with services including Internet and intranet connectivity.

(b) PRINCIPLES OF CONSOLIDATION AND INTERIM FINANCIAL INFORMATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

The supplemental consolidated financial statements as of December 31, 1997 and for the three and six months ended December 31, 1996 and 1997 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial condition, results of operations and cash flows.

(c) CASH EQUIVALENTS

All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. Cash equivalents consist of money market funds and investment grade commercial paper.

(d) INVESTMENTS

Investments primarily consist of mutual funds. Investments are classified as available-for-sale and are recorded at fair value. Unrealized holding gains and losses were not material at June 30, 1996 and 1997. Realized gains and losses on the sale of investments were not material.

(e) INVENTORIES

Inventories consist of computer networking equipment and supplies and are stated at the lower of cost or market using the first-in, first-out method.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(f) PROPERTY AND EQUIPMENT

Property and equipment, which consists primarily of equipment and furniture, is stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives, ranging primarily from five to seven years. Depreciation expense was $857,000, $1,346,000 and $2,581,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

(g) INTANGIBLE ASSETS

Intangible assets consist of goodwill, client lists, noncompete agreements, and software license costs. Goodwill is amortized over 12 to 15 years. Client lists are amortized over the estimated useful lives ranging from two to eight years. Noncompete agreements and software license costs are amortized over the terms of the contracts that range from one to six years. Amortization is recorded using the straight-line method.

Intangible assets are reviewed for impairment when events indicate the
carrying amount of intangible assets may not be recoverable.   Impairments
would be considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(h) REVENUE RECOGNITION

The Company recognizes revenue as services are rendered and as product is shipped. Service revenues also include reimbursable expenses directly incurred in providing services to clients, that totaled $3,932,000, $4,971,000 and $6,553,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

(i) INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Certain companies, which have merged with CIBER in business combinations accounted for as poolings of interests, had elected S corporation status for U.S. federal income tax purposes, and therefore, were generally not subject to income taxes. Accordingly, no income tax expense is included in the historical consolidated financial statements for the operations of these companies prior to their merger with CIBER. The related net deferred tax liability of these companies at the date of their merger with CIBER has been recorded as income tax expense. Spectrum had elected S corporation status during the quarter ended December 31, 1995, and as a result, income tax expense for the quarter ended December 31, 1995 includes a one-time tax benefit of $818,000, resulting from the elimination of Spectrum's net deferred tax liability. Thereafter, no provision for income taxes is included in the consolidated financial statements for the operations of Spectrum prior to its merger with CIBER. See note 1(j).

(j) PRO FORMA NET INCOME

To properly reflect the Company's pro forma net income, the net income of certain companies prior to their merger with CIBER, which was not subject to income taxes because of their S corporation status, has been tax effected and included in the pro forma adjustment to income tax expense. This adjustment was computed as if these merged companies had been taxable entities subject to federal and state income taxes for all periods prior to their merger with CIBER at the marginal rates applicable in such periods. In addition, the pro forma adjustment to income tax expense for the years ended June 30, 1995, 1996 and 1997 and the six months ended December 31, 1997 have been effected to exclude income tax expense of $284,000, $475,000, $1,717,000 and $1,110,000, respectively, representing the one-time income tax expense resulting from the termination of the S corporation status of these companies. Also, the pro forma adjustment to income tax expense for the year ended June 30, 1996 has been effected to exclude the income tax benefit of $818,000 resulting from Spectrum's conversion to an S corporation.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(k) PRO FORMA INCOME PER SHARE

The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the restatement of all prior-period earnings per share ("EPS") data. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the affects of the potential dilution of stock options, determined using the treasury stock method. The computation of weighted average shares includes the shares and options issued in connection with business combinations accounted for as a pooling of interests as if they had been outstanding for all periods prior to the merger.

(l) STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations ("APB 25"). The Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant. In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123") which allows entities to continue to apply the provisions of APB 25 and to provide pro forma disclosures of net income and income per share as if the fair-value based method defined in SFAS 123 had been applied. The pro forma disclosures required by SFAS 123 are included in Note 9.

(m) STOCK SPLIT

On March 4, 1998 CIBER increased its authorized shares of common stock to 80,000,000 from 40,000,000 and the Board of Directors approved a two-for-one stock split to be effected in the form of a stock dividend. The stock split has a record date of March 18, 1998 and a payable date of March 31, 1998. All agreements concerning stock options and other commitments paid in shares provide for the issuance of additional shares due to the declaration of the stock split. The stock split has been reflected in the Supplemental Consolidated Statement of Changes in Shareholders' Equity as of July 1, 1994 and all references to number of shares and to per share information in the supplemental consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

(n) ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

(o) FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments approximates their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments which approximate current market rates.

(p) RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(2) BASIS OF PRESENTATION

The supplemental consolidated financial statements give retroactive effect to the March 2, 1998 mergers of Advanced Systems Engineering, Inc. and Computer Resource Associates, Inc., with CIBER, Inc., which mergers have been accounted for as poolings of interests as described in Note 3. Generally accepted accounting principles prohibits giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The accompanying consolidated financial statements do not extend through the date of consummation of the mergers. However, they will become the historical consolidated financial statements of CIBER, Inc. and subsidiaries after financial statements covering the date of consummation of the business combinations are issued.

(3) POOLINGS OF INTERESTS

From July 1, 1997 to March 2, 1998, the following companies have merged with CIBER in business combinations accounted for as poolings of interests ("mergers"):

COMPUTER RESOURCE ASSOCIATES, INC. ("CRA") - On March 2, 1998, CIBER, Inc. issued 530,910 shares of its common stock and assumed substantially all of CRA's liabilities in exchange for all of the assets of CRA. CRA, headquartered in Harrisburg, Pennsylvania, provided consulting services similar to the CIS Division of CIBER.

ADVANCED SYSTEMS ENGINEERING, INC. ("ASE") - On March 2, 1998, CIBER, Inc. issued 382,602 shares of its common stock and assumed substantially all of ASE's liabilities in exchange for all of the assets of ASE. ASE located in Aurora, Colorado, provided consulting services similar to the CIS Division of CIBER.

TECHWARE CONSULTING, INC. ("TECHWARE") - On November 26, 1997, the Company issued 747,836 shares of its common stock and assumed substantially all of Techware's liabilities in exchange for all of the assets of Techware. Techware, headquartered in Irving, Texas, provided consulting services similar to the CIS Division of CIBER.

FINANCIAL DYNAMICS, INC. ("FDI") - On November 24, 1997, the Company issued 1,128,054 shares of its common stock, granted options for 97,220 shares of its common stock (at an aggregate exercise price of $217,000) and assumed substantially all of FDI's liabilities in exchange for all of the assets of FDI. The CIBER stock options replaced existing FDI stock options. FDI, headquartered in McLean, Virginia, provided consulting services similar to Spectrum.

THE CONSTELL GROUP, INC. ("CONSTELL") - On October 24, 1997, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding common stock of Constell. Constell, headquartered in Elmwood Park, New Jersey, provided consulting services similar to Spectrum and the CIS Division of CIBER.

BAILEY & QUINN, INC. ("BQI") - On October 22, 1997, the Company issued approximately 148,000 shares of its common stock and assumed substantially all of BQI's liabilities in exchange for all of the assets of BQI. BQI, located in Norcross, Georgia, provided consulting services similar to the CIS Division of CIBER.

SOFTWAREXPRESS, INC. D/B/A RELIANT INTEGRATION SERVICES, INC. ("RELIANT") - On August 21, 1997, the Company issued 1,183,276 shares of its common stock and assumed substantially all of Reliant's liabilities in exchange for all of the assets of Reliant. Reliant, located in Menlo Park, California, provided network integration services and equipment, and has become part of CNSI.

KCM COMPUTER CONSULTING, INC. ("KCM") - On July 18, 1997, the Company issued 861,700 shares of its common stock in exchange for all of the outstanding
common stock of KCM.   KCM, located in Calverton, Maryland, provided
consulting services similar to the CIS Division of CIBER.

The Company's consolidated financial statements have been restated to include the results of operations, financial position, and cash flows of Reliant, Constell, FDI, Techware, ASE and CRA. Generally, in recording mergers, the fiscal year ends of merged companies, if different from CIBER's, have been conformed to CIBER's June 30 fiscal year end. In recording the Constell and ASE mergers with CIBER, Constell's and ASE's operations for the twelve

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

months ended June 30, 1997 were combined with CIBER's financial statements for the year ended June 30, 1997 and Constell's and ASE's operations for the twelve months ended December 31, 1995 and 1994 were combined with CIBER's financial statements for the years ended June 30, 1996 and June 30, 1995, respectively. As a result, Constell's operations for the six month period from January 1, 1996 to June 30, 1996 (which included revenues, net loss and pro forma net loss of $5,998,000, $159,000 and $96,000, respectively) are not included in CIBER's restated consolidated financial statements and ASE's operations for the six month period from January 1, 1996 to June 30, 1996 (which included revenues, net income and pro forma net income of $5,226,000, $430,000 and $258,000, respectively) are not included in CIBER's restated consolidated financial statements. The poolings of interests with KCM and BQI are considered by management to be immaterial and therefore the Company's historical financial statements have not been restated for these business combinations. Selected financial data of CIBER, Reliant, and of Constell, FDI and Techware, collectively, and of ASE and CRA, collectively, prior to their merger with CIBER, and on a combined basis, were (in thousands, except per share data):


                                                       PRIOR TO MERGER WITH CIBER
                                                       --------------------------
                                                                  CONSTELL,    ASE
                                                                   FDI, &       &
                                             CIBER     RELIANT    TECHWARE     CRA     COMBINED
                                            ----------------------------------------------------
SIX MONTHS ENDED DECEMBER 31, 1997*
     Revenues                               $220,746       -         -          $14,987  $235,733
     Net income                               10,997       -         -              651    11,648
     Pro forma net income                     12,004       -         -              525    12,529
     Pro forma income per share - diluted   $    .26                                     $    .26
THREE MONTHS ENDED SEPTEMBER 30, 1997*
     Revenues                               $ 94,539       -     $10,867        $ 7,123  $112,529
     Net income (loss)                         5,779       -          (6)           411     6,184
     Pro forma net income                      5,650       -          59            321     6,030
     Pro forma income per share - diluted   $    .13                                     $    .13
YEAR ENDED JUNE 30, 1997
     Revenues                               $262,274   $35,536   $35,242        $24,129  $357,181
     Net income                               14,625     1,801       340          1,670    18,436
     Pro forma net income                     15,933     1,086       278          1,240    18,537
     Pro forma income per share - diluted   $    .39                                     $    .41
YEAR ENDED JUNE 30, 1996
     Revenues                               $187,653   $30,299   $20,788        $13,024  $251,764
     Net income                               10,007       880       493            893    12,273
     Pro forma net income                      9,228       528       423            625    10,804
     Pro forma income per share - diluted   $    .24                                     $    .26
YEAR ENDED JUNE 30, 1995
     Revenues                               $143,845   $32,072   $13,508        $ 8,137  $197,562
     Net income                                5,205       998       757            672     7,632
     Pro forma net income                      5,092       614       555            556     6,817
     Pro forma income per share - diluted   $    .14                                     $    .17

All per share information has been restated for the stock split payable March 31, 1998.

* Information for the three months ended September 30, 1997 and for the six months ended December 31, 1997 is unaudited.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

From July 1, 1996 through June 30, 1997, the following companies have merged with CIBER in business combinations accounted for as poolings of interests. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the respective merger to include the results of operations, financial position and cash flows of the merged companies.

TECHNICAL SUPPORT GROUP, INC. - On November 27, 1996, the Company issued 740,752 shares of its common stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provided consulting services similar to the CIS Division of CIBER.

TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") - On November 26, 1996, the Company issued 484,358 shares of its common stock and granted options for 326,014 shares of the Company's common stock (at an aggregate exercise price of $547,000) in exchange for all of the outstanding shares of common stock and the cancellation of options of TMG. The CIBER stock options replaced existing TMG stock options. TMG, located in Seattle, Washington, provided consulting services similar to the CIS Division of CIBER.

SPECTRUM TECHNOLOGY GROUP, INC. - On September 3, 1996, the Company issued 1,706,232 shares of its common stock in exchange for all of the outstanding common stock of Spectrum. Spectrum is located in Somerville, New Jersey.

Selected financial data of CIBER and of TSG, TMG and Spectrum collectively, prior to their merger with CIBER, and on a combined basis were (in thousands, except per share data):


                                                                     TSG,
                                                                    TMG AND
                                                           CIBER    SPECTRUM   COMBINED
                                                         ---------  --------  ---------
THREE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED) (1)
      Revenues                                            $ 49,489   $ 4,541  $ 54,030
      Net income                                             1,634       160     1,794
      Pro forma net income                                   2,603        79     2,682
      Pro forma income per share - diluted                 $   .07            $    .07
YEAR ENDED JUNE 30, 1996
      Revenues                                            $156,873   $30,780  $187,653
      Net income                                             8,142     1,865    10,007
      Pro forma net income                                   8,531       697     9,228
      Pro forma income per share - diluted                $    .24            $    .24
YEAR ENDED JUNE 30, 1995
      Revenues                                            $120,151   $23,694  $143,845
      Net income                                             4,175     1,030     5,205
      Pro forma net income                                   4,296       796     5,092
      Pro forma income per share - diluted                $    .13            $    .14

All per share information has been restated for the stock split payable March 31, 1998.

(1) Information for three months ended September 30, 1996 is for TMG and TSG only.

In May 1996, the Company issued 1,918,070 shares of its common stock and stock options to purchase 144,370 shares of common stock in connection with the merger of PBSI with CIBER. In fiscal 1995, the Company issued 4,049,592 shares of its common stock and stock options to purchase 268,536 shares of common stock in connection with the mergers of BIT and Spencer and Spencer Systems, Inc. with CIBER.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(4) ACQUISITIONS

From July 1, 1994 through June 30, 1997, CIBER made certain asset purchases, or "acquisitions", as set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

DAVIS, THOMAS & ASSOCIATES, INC. ("DTA") - On March 14, 1997 the Company acquired the business operations and certain assets of DTA for $13.5 million, consisting of $13.2 million in cash and the assumption of $339,000 of liabilities. The Company has recorded goodwill of $13.1 million related to this acquisition, which will be amortized over 15 years. DTA, with offices in Minneapolis, Minnesota and Chicago, Illinois provided services similar to CIBER. The Minneapolis office has become part of the Company's CIS Division while the Chicago office has become part of CNSI. Had the acquisition of DTA occurred at the beginning of the respective periods, revenues for the years ended June 30, 1996 and 1997 would have been increased by approximately $12.9 million and $9.0 million, respectively. The effects on pro forma net income and pro forma income per share would not have been material.

CIBER NETWORK SERVICES, INC. - On December 2, 1996, the Company acquired CNSI, which was majority owned by certain officers of the Company, for consideration of $3.7 million, consisting of 137,262 shares of the Company's common stock and $1.2 million in cash. In addition, the Company assumed net liabilities of $772,000, resulting in a total initial purchase price of $4.5 million. Additionally, the terms of purchase provided for contingent consideration of up to $2.6 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. Any contingent consideration earned will be payable at the sellers' option in the Company's common stock, at the then prevailing market price, or in cash. At June 30, 1997, the Company believed that the contingent consideration for the period ended October 31, 1997 would be earned, and recorded additional goodwill and an accrued liability of $1.2 million. In January 1998, the Company paid additional consideration of $1.2 million, consisting of 48,692 shares of the CIBER common stock and $124,000 in cash. The Company has recorded goodwill of $5.7 million, which is being amortized over 15 years. Any additional contingent consideration paid will be accounted for as additional goodwill. For income tax purposes, this
acquisition was a non-taxable transaction.   Had the acquisition of CNSI
occurred at the beginning of the respective periods, revenues would have been increased by approximately $18.3 million and $8.1 million, for the years ended June 30, 1996 and 1997, respectively. The effects on pro forma net income and pro forma income per share would not have been material.

BUSINESS SYSTEMS DEVELOPMENT DIVISION - In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia, a subsidiary of KTI, Inc. The aggregate purchase price was $5.0 million, of which $4.8 million has been allocated to goodwill and $229,000 has been allocated to other net assets. This operation is now part of Spectrum and provides Microsoft technology based computer software consulting services. The effects on revenues, pro forma net income and pro forma income per share would not have been material.

OASYS, INC. - In March 1996, the Company acquired certain assets and all of the business operations of Oasys, Inc., located near Columbus, Ohio, for
$769,000 in cash.   The Company recorded goodwill of $740,000 related to this
acquisition. In addition, if the operations acquired achieve certain levels of revenue, the Company would be required to pay through December 31, 1998, additional cash consideration to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill. In January 1997 and 1998, the Company paid additional consideration of $45,000 and $227,000 respectively, related to this acquisition.

MINNESOTA BRANCH - In September 1995, the Company acquired certain assets and liabilities and all of the business operations of the Rochester, Minnesota branch office of Broadway & Seymour, Inc. The consideration paid for this acquisition was $956,000 in cash and the assumption of $16,000 of net liabilities. The Company recorded goodwill of $972,000 related to this acquisition.

INTERFACE SYSTEMS, INC. ("ISI") - In January 1995, the Company acquired certain assets and all of the business operations of ISI, located in Holmdel, NJ. The consideration for the acquisition was $3.4 million.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(5)  INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 1996 and 1997 (in thousands):


                                               1996           1997
                                             --------      ---------
     Goodwill                                 $ 7,687        $31,255
     Client lists                               6,801          6,801
     Noncompete agreements                      1,360          2,144
     Software license costs                       255            255
                                             --------      ---------
                                               16,103         40,455
     Less accumulated amortization             (3,302)        (6,072)
                                             --------      ---------
                                              $12,801        $34,383
                                             --------      ---------
                                             --------      ---------

(6)  REVOLVING LINES OF CREDIT AND NOTES PAYABLE

The Company has a $20 million revolving line of credit with a bank. There were no outstanding borrowings under this bank line of credit at June 30, 1996 and 1997 and December 31, 1997. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. Borrowings are unsecured. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $15 million. The credit agreement was renewed in December 1997 and expires in December 1998. The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain net worth and debt service coverage ratios among other things. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

The Company's subsidiary, CNSI, also has $5.0 million of inventory financing lines of credit with financial corporations. These lines of credit are secured by certain assets of the Company. Amounts outstanding under these lines of credit, which totaled approximately $2.2 million at June 30, 1997, are included in accounts payable on the Company's balance sheet.

Several companies which have merged with CIBER since July 1, 1997 had outstanding balances under revolving lines of credit and notes payable.
These lines of credit and notes payable were secured by certain assets of the merged companies. Upon merger with CIBER, these revolving lines of credit and notes payable were paid in full and cancelled. In connection with the merger of Techware with CIBER, CIBER issued 50,938 shares of its common stock having a value of $1,105,000 in satisfaction of a note payable, including accrued interest, to a Techware shareholder.

(7)  LEASES

The Company has several noncancelable operating leases for office space. Rental expense for operating leases totaled $2,533,000, $2,958,000 and $4,614,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Future minimum lease payments as of June 30, 1997 are (in thousands):

                     Year ending June 30:
                      1998                                      $ 5,166
                      1999                                        4,917
                      2000                                        3,821
                      2001                                        3,008
                      2002                                        2,171
                      Thereafter                                  2,681
                                                                -------
                        Total minimum lease payments            $21,764
                                                                -------
                                                                -------

(8)  INCOME TAXES

Income tax expense (benefit) for the years ended June 30, 1995, 1996 and 1997 consists of the following (in thousands):


                                             1995      1996      1997
                                           --------  --------  --------
 Current:
   Federal                                  $2,754    $5,278   $10,880
   State and local                             436       919     2,172
   Foreign                                      59       110       474
                                           --------  --------  --------
                                             3,249     6,307    13,526
                                           --------  --------  --------
 Deferred:
   Federal                                     546      (612)     (721)
   State and local                              11       (74)     (138)
                                           --------  --------  --------
                                               557      (686)     (859)
                                           --------  --------  --------
     Income tax expense                     $3,806    $5,621   $12,667
                                           --------  --------  --------
                                           --------  --------  --------

Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate (34% for the years ended June 30, 1995 and 1996 and 35% for the year ended June 30, 1997) to income before income taxes as a result of the following (in thousands):


                                                                     1995           1996           1997
                                                                   --------       --------      ---------
Tax at federal statutory rate                                       $3,889         $6,084        $10,886
Increase (decrease) in income taxes resulting from:
  State and local income taxes, net of federal income tax benefit      355            643          1,171
  Nondeductible merger costs                                           236             38            383
  Termination of S corporation status of merged companies, including state income taxes, net of federal income tax benefit
                                                                       284            475          1,717
  Conversion of merged companies to S corporation                      (93)          (818)             -
  S corporation income of merged companies                            (833)          (949)        (1,521)
  Other                                                                (32)           148             31
                                                                   --------       --------      ---------
    Income tax expense                                              $3,806         $5,621        $12,667
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------
Effective tax rate                                                   33.3%          31.4%          40.7%
                                                                   --------       --------      ---------
                                                                   --------       --------      ---------

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

TAX BENEFIT OF STOCK OPTIONS EXERCISED - For the years ended June 30, 1996 and 1997, the Company recognized $2,643,000 and $6,366,000, respectively, as a direct increase to additional paid-in capital for the income tax benefit resulting from the exercise of stock options by employees. At June 30, 1996 and 1997, the Company has recorded $1,043,000 and $4,929,000, respectively, as a deferred tax asset, for the portion of the income tax benefit resulting from the exercise of stock options in the current fiscal year that will reduce income taxes payable in the following fiscal year.

The components of the net deferred tax asset or liability at June 30, 1996 and 1997 are as follows (in thousands):


                                                                     1996         1997
                                                                   --------    ---------
 Deferred tax assets:
   Intangible assets, due to differences in amortization periods   $   458      $ 1,112
   Accounts payable                                                    330          683
   Accrued expenses, not currently tax deductible                      797        1,977
   Future tax benefit of stock options exercised                     1,043        4,929
   Other                                                               -            181
                                                                   --------    ---------
                                                                     2,628        8,882
 Deferred tax liabilities:
   Accounts receivable                                              (3,482)      (4,824)
                                                                   --------    ---------
    Net deferred tax asset (liability)                             $  (854)     $ 4,058
                                                                   --------    ---------
                                                                   --------    ---------

Balance sheet classification of net deferred tax asset (liability):

 Deferred tax asset-current                                        $   417      $ 4,160
 Deferred tax asset-long term                                          458        1,112
 Deferred tax liability-current                                     (1,729)      (1,214)
                                                                   --------    ---------
    Net deferred tax asset  (liability)                            $  (854)     $ 4,058
                                                                   --------    ---------
                                                                   --------    ---------

Deferred taxes related to accounts payable and accounts receivable are primarily related to certain merged companies utilizing the cash basis of accounting for income tax purposes prior to their merger with CIBER.

Based on its evaluation of current and anticipated future taxable income, the Company believes sufficient taxable income will be generated to realize the deferred tax assets.

(9)  STOCK PURCHASE AND STOCK OPTION PLANS

The Company has five stock-based compensation plans, which are described below.

EMPLOYEE STOCK PURCHASE PLAN - The Company has a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. Up to 2,000,000 shares of common stock may be issued under the Employee Stock Purchase Plan. During the years ended June 30, 1995, 1996 and 1997 employees purchased 33,760, 180,536 and 179,440 shares of common stock, respectively.

1989 STOCK OPTION PLAN - The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire twenty years after the date of grant through 2013.

EMPLOYEES' STOCK OPTION PLAN - The Company has a stock option plan for employees and up to 4,000,000 shares of the Company's common stock are authorized for issuance under this plan. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The number and nature of awards granted is determined by the compensation committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. No portion of an option may vest before six months after the date of grant.

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DIRECTORS' STOCK OPTION PLAN - Up to 200,000 shares of the Company's common stock are authorized for issuance to non-employee directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant.

DIRECTORS' STOCK COMPENSATION PLAN - - The Company established in fiscal 1997, a stock compensation plan for non-employee directors. Up to 50,000 shares of the Company's common stock are authorized for issuance under this plan. Each non-employee director is issued shares for attendance at each meeting of the Company's Board of Directors. The number of shares issued is based on the quoted price of the Company's common stock immediately prior to the date of the applicable meeting. During the year ended June 30, 1997, the Company issued 1,664 shares of common stock under this plan.

At June 30, 1997, there were 7,062,000 shares of common stock reserved for future issuance under the Company's stock-based compensation plans. At June 30, 1997, the Company had 1,400,640 shares of common stock available for future option grants under its stock option plans.

The Company applies APB Opinion 25 in accounting for its stock-based compensation plans. The compensation cost that has been expensed for these plans for the years ended June 30, 1995, 1996 and 1997 was $19,000, $119,000 and $62,000, respectively. Had the Company determined compensation cost for its stock-based compensation plans based on the fair value at the grant date, as calculated in accordance with SFAS 123, the Company's net income, pro forma net income, and pro forma income per share for the years ended June 30, 1996 and 1997 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):


                                                       1996            1997
                                                      -------         -------
Net income                             As reported    $12,273         $18,436
                                       Pro forma       11,396          16,231

Pro forma net income                   As reported     10,804          18,537
                                       Pro forma        9,927          16,332

Pro forma income per share - basic     As reported        .28             .44
                                       Pro forma          .26             .38

Pro forma income per share - diluted   As reported        .26             .41
                                       Pro forma          .24             .36

The effect of applying SFAS 123 in this disclosure may not be indicative of the effect on reported net income for future years. SFAS 123 does not apply to options granted prior to July 1, 1995 and additional option grants are anticipated in future years.

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:


                                             1996     1997
                                           -------   -------
Expected life                              5 years   5 years
Risk free interest rate                       6.1%      6.3%
Expected volatility                            50%       50%
Dividend yield                                  0%        0%

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

A summary of the status of the Company's stock option plans as of June 30, 1995, 1996 and 1997, and changes during the years ending on those dates is presented below (shares in thousands):

                                       1995                1996                1997
                                 ----------------    ----------------    ----------------
                                         WEIGHTED            WEIGHTED            WEIGHTED
                                         AVERAGE             AVERAGE             AVERAGE
                                         EXERCISE            EXERCISE            EXERCISE
                                 SHARES   PRICE      SHARES   PRICE      SHARES   PRICE
                                 ------- --------    ------- --------    ------- --------
Outstanding at beginning of year  4,680     $0.56     4,738     $0.65     4,503     $1.67
Granted                             264      2.21       927      5.30     1,052     12.24
Exercised                          (170)     0.36    (1,160)     0.39    (1,252)     1.26
Canceled                            (36)     2.19        (2)     8.19      (200)     8.44
                                  ------             -------             -------
Outstanding at end of year        4,738     $0.65     4,503     $1.67     4,103     $4.17
                                  ------             -------             -------
                                  ------             -------             -------
Options exercisable at year end   4,036               3,201               2,313
                                  ------             -------             -------
                                  ------             -------             -------

The weighted average fair value of options granted during fiscal 1996 and 1997 were $2.87 and $6.43, respectively.

A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at June 30, 1997 is as follows (shares in thousands):

                                      OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                          -----------------------------------------------     -------------------------------
                                                              WEIGHTED
                             NUMBER           WEIGHTED         AVERAGE           NUMBER           WEIGHTED
       RANGE OF            OUTSTANDING         AVERAGE         REMAINING      EXERCISABLE          AVERAGE
    EXERCISE PRICES       JUNE 30, 1997     EXERCISE PRICE    LIFE (Years)    JUNE 30, 1997    EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------
$ 0.01   -  $ 2.00             1,954           $0.32               12.5           1,808             $0.34
  2.09   -    4.44             1,035            3.19                7.4             459              2.75
  5.63   -   11.00               842           10.57                9.0              46              8.51
 12.63   -   19.00               272           15.79                9.5             -                 -
-------------------------------------------------------------------------------------------------------------
$ 0.01   -  $19.00             4,103           $4.17               10.4           2,313             $0.98
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(10)  RELATED PARTY TRANSACTIONS

Prior to the acquisition of CNSI on December 2, 1996 (see note 4), CNSI was
85% beneficially owned by certain officers of the Company.   These officers
and their families received $1,159,000 in cash and 108,996 shares of CIBER common stock as consideration for their ownership interests in CNSI. In January 1998, additional consideration of $1.2 million was paid to the selling shareholders, of which certain officers of the Company and members of their families received 40,832 shares of CIBER common stock and cash of $118,000. Additionally, the terms of purchase provide for additional contingent consideration of up to $1.4 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1998 and 1999. Any additional consideration will be payable in cash or CIBER common stock. The Company also repaid approximately $898,000 to the Company's Chairman and members of his family for outstanding obligations owed to them by CNSI.

Certain officers of the Company also guaranteed a $3.0 million inventory financing line of credit to CNSI which had an outstanding balance of approximately $1.1 million at December 2, 1996. These personal guarantees were released upon the acquisition of CNSI. In addition, CNSI had a $2.5 million bank line of credit, with an outstanding balance of $1.9 million at December 2, 1996, that was guaranteed by the Company's Chairman. Upon the acquisition of CNSI, the Company repaid and canceled this bank line of credit and the personal guarantee of the Chairman was released.

During the years ended June 30, 1995 and 1996 and for the period from July 1, 1996 to December 2, 1996, CIBER purchased from CNSI several local area networks and various computer equipment and software for approximately

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

$268,000, $923,000 and $558,000, respectively. In addition, from January 1994 to November 1996, the Company provided accounting and other administrative services to CNSI at a monthly charge of $2,500.

(11)  401(k) SAVINGS PLAN AND OTHER RETIREMENT PLANS

The Company has a savings plan under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. In addition, certain companies which have merged with CIBER in business combinations accounted for as poolings of interests also have had similar defined contribution retirement plans.

The Company recorded expense of approximately $894,000, $1,332,000 and $1,778,000 for the years ended June 30, 1995, 1996 and 1997, respectively, related to these plans.

(12)  BUSINESS AND CREDIT CONCENTRATIONS

The Company's clients are located principally throughout the United States. Its revenue and accounts receivable are concentrated with large companies in several industries. The Company's largest client accounted for approximately 6%, 8% and 5% of total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. In addition, the Company's five largest clients accounted for, in the aggregate, approximately 17%, 21% and 18% of the Company's total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. The Company has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. Historically, the Company has not had the need to provide for material uncollectible amounts. Through BIT, the Company has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 9%, 10% and 9% of the Company's total revenues for the years ended June 30, 1995, 1996 and 1997, respectively, were generated from over 100 clients implementing PeopleSoft software.

The Company also has concentrations of credit risk in cash and cash equivalents, which are invested in high quality financial institutions or companies.

(13)  SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

Supplemental statement of cash flow information for the years ended June 30, 1995, 1996 and 1997 is as follows (in thousands):


                                                                                1995      1996      1997
                                                                             --------   --------  --------
Noncash investing and financing activities:
  Cash paid for acquisitions:
     Fair value of assets acquired                                             $3,350    $1,750   $28,899
     Liabilities assumed                                                          -         (25)   (5,965)
     Common stock issued in connection with acquisitions                          -         -      (2,469)
     Accrued acquisition costs payable                                            -         -      (1,175)
     Payment of acquisition costs payable                                       1,598       -         -
                                                                             --------   --------  --------
         Cash paid for acquisitions                                            $4,948    $1,725   $19,290
                                                                             --------   --------  --------
                                                                             --------   --------  --------
  Issuance of common stock in satisfaction of acquisition costs payable        $  100    $  100   $   100
  Decrease in liabilities due to reversal of deferred compensation liability   $   86       -         -
Cash paid for interest                                                         $  330    $  278    $  241
Cash paid for income taxes                                                     $2,197    $4,951    $8,755

                            CIBER, INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

(14)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain statements of operations and supplemental data for each of the quarters through December 31, 1997, as indicated below, which, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All information has been restated for pooling of interest business combinations through March 2, 1998 and for the stock split payable March 31, 1998.


                                                     FIRST         SECOND       THIRD      FOURTH
IN THOUSANDS, EXCEPT PER SHARE DATA                 QUARTER        QUARTER     QUARTER     QUARTER     TOTAL
                                                    --------      ---------    -------     -------   ---------
YEAR ENDED JUNE 30, 1998 TO DATE
 Revenues                                           $112,529       $123,204       N/A        N/A      $235,733
 Merger costs                                            614          1,573       N/A        N/A         2,187
 Operating income                                     10,182         11,367       N/A        N/A        21,549
 Net income                                            6,184          5,464       N/A        N/A        11,648
 Pro forma net income                                  6,030          6,499       N/A        N/A        12,529
 Pro forma income per share - basic                    $0.13          $0.14       N/A        N/A         $0.28
 Pro forma income per share - diluted                  $0.13          $0.13       N/A        N/A         $0.26
 Pro forma income per share - diluted, excluding
         merger costs                                  $0.14          $0.17       N/A        N/A         $0.31

YEAR ENDED JUNE 30, 1997
 Revenues                                           $ 76,345       $ 82,741   $94,479   $103,616      $357,181
 Merger costs                                            622            596         -          -         1,218
 Operating income                                      5,462          5,256     9,094     10,291        30,103
 Net income                                            2,679          3,122     5,915      6,720        18,436
 Pro forma net income                                  3,285          3,287     5,599      6,366        18,537
 Pro forma income per share - basic                    $0.08          $0.08     $0.13      $0.15         $0.44
 Pro forma income per share - diluted                  $0.07          $0.07     $0.12      $0.14         $0.41
    Pro forma income per share - diluted, excluding
         merger costs                                  $0.09          $0.08     $0.12      $0.14         $0.44

YEAR ENDED JUNE 30, 1996
 Revenues                                           $ 55,094       $ 57,145   $65,975   $ 73,550      $251,764
 Merger costs                                              -              -         -        901           901
 Operating income                                      4,285          3,545     4,203      5,127        17,160
 Net income                                            2,748          3,283     3,058      3,184        12,273
 Pro forma net income                                  2,540          2,241     2,724      3,299        10,804
 Pro forma income per share - basic                    $0.07          $0.06     $0.07      $0.08         $0.28
 Pro forma income per share - diluted                  $0.06          $0.05     $0.06      $0.08         $0.26
    Pro forma income per share - diluted, excluding
         merger costs                                  $0.06          $0.05     $0.06      $0.09         $0.27